UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2025
INTEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2200 Mission College Boulevard, Santa Clara, California		95054-1549
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (408) 765-8080

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	INTC	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)        Election of New Director.
On November 10, 2025, the board of directors (the "Board") of Intel Corporation appointed Dr. Craig H. Barratt to the Board, effective immediately. The Board determined that Dr. Barratt qualifies as “independent” in accordance with the published listing requirements of Nasdaq. Dr. Barratt was selected as a director based on his extensive experience in the semiconductor and technology industries, including as chief executive officer, in other executive roles and as a public company director, as summarized below.
Dr. Barratt, 63, currently serves on the board of directors of Intuitive Surgical, Inc. (NASDAQ: ISRG), a robotic-assisted surgery company, and Astera Labs, Inc. (NASDAQ: ALAB), a fabless semiconductor provider of connectivity solutions for artificial intelligence and cloud infrastructure.
Dr. Barratt's senior management experience spans several decades and includes Atheros Communications, Inc., a semiconductor company that developed wireless and networking chipsets, where he joined as vice president of technology in 2002 and became president and chief executive officer in 2003. At Atheros, he led the company through its initial public offering in 2004 and its acquisition by Qualcomm Incorporated in 2011. Dr. Barratt remained on as president of Qualcomm Atheros until 2013, leading the non-cellular wireless and networking product businesses following the acquisition. Thereafter, from 2013 to 2017, Dr. Barratt was chief executive officer of access and energy at technology company Alphabet Inc. and a senior vice president at its subsidiary Google LLC, where he led Google Fiber and various internet access and energy projects. After that, he was chief executive officer at Barefoot Networks, Inc., a computer networking company, from 2017 until its acquisition by Intel 2019, after which he remained with Intel until 2020 as senior vice president leading Intel's ethernet, photonics and networking businesses. Earlier in his career, prior to Atheros, Dr. Barratt held various senior roles at ArrayComm, a wireless communications software company, from 1992 to 2002, including executive vice president and general manager, chief operating officer, and vice president of engineering.
Dr. Barratt holds a B.Sc. in Pure Mathematics and Physics and a B.E. in Electrical Engineering from the University of Sydney, Australia, and an M.S. and Ph.D. in Electrical Engineering from Stanford University.
Dr. Barratt will receive the standard compensation payable to non-employee directors of the Board. Pursuant to these arrangements, he will be paid the standard annual cash retainer (in addition to any committee fees), which will be pro-rated for the first year of service. In addition, in the first quarter of 2026, he will be granted an award of non-employee director time-based restricted stock units with a value on the grant date of approximately $125,000, which is pro-rated from the value of the annual award granted to Intel’s non-employee directors in May 2025. The awards will vest on the earlier of May 7, 2026 and the date of Intel’s 2026 Annual Stockholders’ Meeting, the same schedule as the annual award granted to Intel’s other non-employee directors in May 2025, subject to his continued service on the Board.
Dr. Barratt will also enter into Intel’s standard form of directors’ indemnification agreement with Intel pursuant to which Intel agrees to indemnify its directors to the fullest extent permitted by applicable law and, subject to certain conditions, to advance expenses in connection with proceedings as described in the indemnification agreement.
Dr. Barratt does not have any family relationship with any director or executive officer of Intel, or person nominated or chosen by Intel to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 7.01    Regulation FD Disclosure.
Intel’s press release, dated November 10, 2025, announcing the appointment of Dr. Barratt to the Board is attached hereto as Exhibit 99.1 and incorporated by reference herein.
The information in this Item 7.01 and the press release attached hereto as Exhibit 99.1 are is furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01     Financial Statements and Exhibits.
(d)     Exhibits.
The following exhibits are provided as part of this report:

Exhibit Number	Description
99.1	Press release issued by Intel entitled "Intel Appoints Dr. Craig H. Barratt to Board of Directors" dated November 10, 2025.
104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 101.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)

Date:	November 12, 2025	By:	/s/ April Miller Boise
April Miller Boise
Executive Vice President and Chief Legal Officer